1551 N. Tustin Avenue, Suite 300

Santa Ana, CA 92705

714.667.8252 main

714.667.6860 fax

www.gbe-reits.com/healthcare2

Contact: Damon Elder
Phone: 714.975.2659
Email: damon.elder@grubb-ellis.com

Grubb & Ellis Healthcare REIT II Acquires
Maxfield Medical Office Building in Sarasota, Florida

SARASOTA, Fla. (July 19, 2011) – Grubb & Ellis Healthcare REIT II, Inc. today announced that it has acquired Maxfield Medical Office Building, a three-story, 41,000-square-foot, multi-tenant medical office building on the campus of Doctors Hospital of Sarasota in Florida.

Located at 5831 Bee Ridge Road, Maxfield Medical Office Building is adjacent to the 168-bed Doctors Hospital, a short-term acute care facility that is a member of Hospital Corporation of America, the nation’s largest for-profit hospital operator.

“When evaluating medical office buildings for potential acquisition, we look for a facility that is on the campus of a thriving medical center that is owned and operated by the industry’s best practitioners,” said Danny Prosky, president and chief operating officer of Grubb & Ellis Healthcare REIT II. “Maxfield Medical Office Building fit our selection criteria to a tee and is an excellent addition to our rapidly growing portfolio of clinical healthcare properties.”

Built in 2001, the property is 91 percent leased to six tenants that provide a variety of medical services, including: orthopedic surgery, neurosurgery and spine services, internal medicine, primary care, rehabilitation and home health services. Half of the tenants are affiliated with both Doctors Hospital of Sarasota and nearby Sarasota Memorial Hospital, an 805-bed community hospital located approximately six-and-a-half miles from Maxfield Medical Office Building.

The facility was acquired from Maxfield Medical Building, LLC, an unaffiliated third party represented by Duane Henderson of Wagner Realty. Grubb & Ellis Healthcare REIT II was represented by Manfred Welfonder of MW Development & Investment Advisory, Inc.

Grubb & Ellis Healthcare REIT II financed the acquisition with a $5.12 million loan assumption and cash proceeds received from its offering. As of March 31, 2011, the company’s property portfolio held debt equaling 24.7 percent of its value, based on purchase price in the aggregate.

As of July 8, 2011, Grubb & Ellis Healthcare REIT II has sold approximately 29,915,310 shares of its common stock, excluding the shares issued under it distribution reinvestment plan, for approximately $298,528,000 through its initial public offering.

To date, the REIT has made 23 geographically diverse acquisitions comprised of 54 buildings valued at approximately $418.7 million, based on purchase price in the aggregate. Since March 31, 2011, the aggregate value of the Grubb & Ellis Healthcare REIT II portfolio has increased by more than 81 percent, based on purchase price.

About Grubb & Ellis Healthcare REIT II
Grubb & Ellis Healthcare REIT II, Inc. intends to qualify as a real estate investment trust that seeks to preserve, protect and return investors’ capital contributions, pay regular cash distributions, and realize growth in the value of its investments upon the ultimate sale of such investments. Grubb & Ellis Healthcare REIT II is seeking to raise up to approximately $3 billion in equity and to acquire a diversified portfolio of real estate assets, focusing primarily on medical office buildings and other healthcare-related facilities.

Grubb & Ellis Healthcare REIT II is sponsored by Grubb & Ellis Company (NYSE: GBE), one of the largest and most respected commercial real estate services and investment companies in the world. Our 5,200 professionals in more than 100 company-owned and affiliate offices draw from a unique platform of real estate services, practice groups and investment products to deliver comprehensive, integrated solutions to real estate owners, tenants and investors. The firm’s transaction, management, consulting and investment services are supported by highly regarded proprietary market research and extensive local expertise. Through its investment management business, the company is a leading sponsor of real estate investment programs. For more information, visit www.grubb-ellis.com.

* * *

This release contains certain forward-looking statements (under Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended) with respect to Maxfield Medical Office Building’s occupancy, whether its proximity to Doctors Hospital of Sarasota and Sarasota Memorial Hospital is beneficial, whether the acquisition of Maxfield Medical Office Building is an excellent addition to our property portfolio, and whether our property portfolio will continue to grow rapidly. Because such statements include risks, uncertainties and contingencies, actual results may differ materially from those expressed or implied by such forward-looking statements. These risks, uncertainties and contingencies include, but are not limited to, the following: the strength and financial condition of Maxfield Medical Office Building and its tenants; uncertainties relating to the financial strength of Doctors Hospital of Sarasota and Sarasota Memorial Hospital, and the local economy of Greater Sarasota, Florida; uncertainties relating to changes in general economic and real estate conditions; uncertainties regarding changes in the healthcare industry; the uncertainties relating to the implementation of our real estate investment strategy; and other risk factors as outlined in the company’s prospectus, as amended from time to time, and as detailed from time to time in our periodic reports, as filed with the U.S. Securities and Exchange Commission. Forward-looking statements in this document speak only as of the date on which such statements were made, and we undertake no obligation to update any such statements that may become untrue because of subsequent events. We claim the safe harbor protection for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995.

THIS IS NEITHER AN OFFER TO SELL NOR AN OFFER TO BUY ANY SECURITIES DESCRIBED HEREIN. OFFERINGS ARE MADE ONLY BY MEANS OF A PROSPECTUS.

###